Exhibit 99.1

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following is a discussion of the results of operations for 2010 compared with 2009 and changes in financial condition during 2010. This information should be read in conjunction with the consolidated financial information provided in Item 8 of this Form 8-K.

Results of Operations for the years ended December 31, 2010 and 2009.

Our business is focused on two key areas:

•	Direct to consumer subscriptions, built around the Kazaa brand, and
•	Transactional services, built around search and affiliate marketing, within the Atrinsic Interactive brand.

Our subscription business is built around a recurring-revenue business model. We are focused on digital music in the rapidly growing mobile space, and our lead offering, Kazaa, is a recognizable brand in this market. We also provide alternative billing capabilities, allowing our subscribers to utilize payment methods other than just credit cards, to purchase our services. Our core strategic focus for Kazaa and our direct-to-consumer subscription business is to build and sustain a large and profitable subscriber base and a growing and engaged audience and to deliver entertainment content to our customers anywhere, anytime and on any device, in a manner our customers choose.

Transactional services is built around Atrinsic Interactive, our affiliate network and search marketing agency.  Atrinsic Interactive is a top ten search agency according to Advertising Age (2010) and a top-tier affiliate network. We offer advertisers an integrated service offering across paid search, or search engine marketing (“SEM”), search engine optimization (“SEO”), display advertising, affiliate marketing, as well as offering business intelligence and brand protection services to our clients. We work with all types and sizes of advertisers on a performance basis to assist them in acquiring customers at an attractive return on investment. Our core strategic focus for Atrinsic Interactive is to build a leading independent search marketing agency and a top-five affiliate network.

Generally, our business principally serves two sets of customers – consumers and advertisers. Consumers subscribe to our entertainment services, like Kazaa, to receive premium content on the Internet and on their mobile device (Subscriptions). Advertisers use our products and services to enhance their online marketing programs (Transactional).  Each of these business activities – Subscriptions and Transactional Services – may utilize the same originating media or derive a customer from the same source (e.g. search); the difference is reflected in the type of customer billing and in the service that is provided. In the case of Transactional revenue, which is primarily generated from our search marketing agency business, the billing is generally carried out on a service fee, percentage, or on a performance basis. For Subscriptions, the end user (the consumer) is able to access premium content and in return is charged a recurring monthly fee to a credit card, mobile phone, or land-line phone. In managing our business, we internally develop marketing programs to match users with our service offerings or with those of our advertising clients.

In 2009 and 2010, we did not operate our business in separate operating segments.  Other than net revenue, cost of media – 3rd party and content costs, it is not practicable to retroactively segregate 2009 costs between the subscription and transactional segments.

Results of Operations for the year ended December 31, 2010 compared to the year ended December 31, 2009.

Revenues presented by type of activity are as follows for the year ended December 31:

	(in thousands)
			Change	Change
	For the Year Ended December 31,		Increase (Decrease)	Increase (Decrease)
	2010	2009	$	%

Subscription	$19,021	$22,254	$(3,233)	-15%
Transactional	21,005	46,835	(25,830)	-55%

Total Revenues	$40,026	$69,089	$(29,063)	-42%

Revenues decreased approximately $29.1 million, or 42%, to $40.0 million for the year ended December 31, 2010, compared to $69.1 million for the year ended December 31, 2009.

Subscription revenue consists of content applications billed direct to consumers via mobile or land based telephone lines or credit card. These services are delivered through the Internet to PCs, or mobile phones, or through other Internet-connected devices. Subscription revenue decreased by approximately $3.2 million, or 15%, to $19.0 million for the year ended December 31, 2010, compared to $22.2 million for the year ended December 31, 2009. Subscription revenue for the year ended December 31, 2010 includes an increase in Kazaa revenue of $8.0 million compared to the year ended December 31, 2009, without which, our subscription revenue would have decreased by 50%, or $11.0 million year-over-year.  As of December 31, 2010, the Company had approximately 205,000 subscribers, compared to 338,000 as of December 31, 2009.  This decrease in subscribers was partly offset by a 22% increase in average revenue per user (“ARPU”) to approximately $6.11 for the year ended December 31, 2010, compared to the year ended December 31, 2009. The increase in ARPU was the result of the higher retail price point of the Kazaa digital music subscription service and improvements in billing efficiency. As of December 31, 2010, the Company has approximately 77,000 Kazaa subscribers.  Relative to the approximately 80,000 Kazaa subscribers we had at the end of 2009, for all of 2010, we experienced a net decrease of 3,000 Kazaa subscribers (new subscriber additions, net of attrition).

Transactional revenue is principally derived from our search marketing agency business, which consists of targeted and measurable online campaigns and programs for advertisers, to generate qualified customer leads, sales transactions, or increased brand recognition. Transactional revenue decreased by approximately $25.8 million or 55% to $21.0 million for the year ended December 31, 2010 compared to $46.8 million for year ended December 31, 2009. The decrease in revenue was attributable to the loss of accounts and a reduction in discretionary advertising expenditures by our clients, as well as a result of a restructuring of our agency activities. Beginning in the second quarter, and substantially completed by the end of the third quarter, the Company took proactive steps to eliminate any unprofitable or marginally profitable lead generation campaigns and marketing programs from its Transactional offerings. These steps had the effect of curtailing lead generation sales volume, contributing to the decrease in revenue compared to the year ago period. As a result of this restructuring, the bulk of our Transactional revenue now consists of revenue generated from our search agency business, together with higher yielding marketing campaigns.

Operating Expenses

	(in thousands)
			Change	Change
	For the Years Ended December 31,		Increase (Decrease)	Increase (Decrease)
	2010	2009	$	%
Operating Expenses
Cost of Media – 3rd party	$22,513	$43,313	$(20,800)	-48%
Product and distribution	20,193	10,559	9,634	91%
Selling and marketing	4,038	8,386	(4,348)	-52%
General, administrative and other operating	9,083	14,706	(5,623)	-38%
Depreciation and Amortization	1,644	3,698	(2,054)	-56%
Impairment of Goodwill and Intangible Assets	4,850	17,289	(12,439)	-72%

Total Operating Expenses	$62,321	$97,951	$(35,630)	-36%

Cost of Media

Cost of Media – 3rd party decreased by $20.8 million to $22.5 million for the year ended December 31, 2010 from $43.3 million for the year ended December 31, 2009. Cost of Media – 3rd party includes media purchased for monetization of both Transactional and Subscription revenues. Cost of Media – 3rd party for the Subscription Segment decreased by $0.1 million or 2% to $5.4 million for the year ended December 31, 2010 from $5.5 million for the year ended December 31, 2009.  Cost of Media – 3rd party for the Transactional Segment decreased by $20.7 million or 55% to $17.2 million for the year ended December 31, 2010 from $37.9 million for the year ended December 31, 2009.  The decrease in Cost of Media – 3rd party was due to two primary factors. First, approximately 85% of the decrease in Cost of Media – 3rd paroty was due to the decline in Transactional related revenue which resulted in a corresponding reduction in purchased media. Second, the remaining 15% of the decrease in Cost of Media – 3rd party was due to significantly lower subscriber acquisition rates, and in turn, a lower number of subscribers acquired.

The rate of subscriber acquisitions is based on a number of factors, not least of which is subscriber acquisition cost, or “SAC.” During the year ended December 31, 2010, management moderated and limited the rate of subscriber acquisitions in response to (i) the need to preserve cash, (ii) changes in its alternative billing processes, and (iii) anticipated improvements and enhancements to the Kazaa digital music service.

During the year ended December 31, 2010, the Company added approximately 396,000 new subscribers, over half of which were Kazaa subscribers. This level of customer acquisition was not sufficient to replace the Company’s existing subscriber base during the year: “Net Adds,” which represents the number of subscribers acquired, net of subscriber attrition, which was a negative 133,000 for the year ended December 31, 2010. Cost of media for the year ended December 31, 2010 includes an increase in Kazaa-related Cost of Media – 3rd party of $2.3 million compared to the year ended December 31, 2009. We anticipate that  our share of the future cash flows of the Kazaa music service to exceed these Kazaa cost of media expenses, although there can be no assurance of this.

During 2010, the Company estimates that its SAC per subscriber was approximately $15.34, which reflects a 10% increase in SAC from the year ago period. SAC is dependent on a number of factors, including prevailing market conditions, the type of media, and the ability of the Company to convert leads into subscribers. The Company expects that SAC will fluctuate from period to period based on all of these factors. Management will continue to monitor SAC closely to ensure that the Company acquires customers in a cost effective manner for both its transactional and subscription services. Because of its strictly variable nature, this decrease was proportionately correlated to the decline in the related revenue.

Product and Distribution

Product and distribution expense increased by $9.7 million to $20.2 million in the year ended December 31, 2010 as compared to $10.5 million for the year ended December 31, 2009. Product and distribution expenses are costs necessary to provide licensed content and development and support for our products, websites and technology platforms – which drive both our Transactional and Subscription-based revenues. Compared to the year ended December 2009, in the year ended December 31, 2010 we experienced higher product and distribution expenses of $10.2 million as a result of costs incurred to further develop the Kazaa music service and greater royalty and license expense payable to content owners, also associated with Kazaa. Content costs for the Subscription Segment increased $6.9 million or 467% to $8.4 million for the year ended December 31, 2010 from $1.5 million for the year ended December 31, 2009. We anticipate that our share of the future cash flows of the Kazaa music service to exceed these Kazaa product and distribution expenses, although there can be no assurance of this. This increase in costs related to Kazaa was partly offset by decreases in staffing costs as we have reduced the number of employees companywide during 2010.   Included in product and distribution cost is stock compensation expense of $54,000 and $111,000 for the years ended December 31, 2010 and 2009, respectively.

Selling and marketing

Selling and marketing expense decreased by $4.4 million to $4.0 million in the year ended December 31, 2010 as compared to $8.4 million for the year ended December 31, 2009. The decrease is primarily due to a reduction in salaries and other marketing costs, in accordance with the decrease in our revenue over the same period. Included in selling and marketing cost is stock compensation expense of $43,000 for the year ended December 31, 2010.

General, Administrative and Other Operating

General and administrative expenses decreased by approximately $5.6 million to $9.1 million for the year ended December 31, 2010 compared to $14.7 million for the year ended December 31, 2009. The decrease is primarily due to a reduction in workforce, and associated savings, a decrease in professional fees and other efforts to reduce the Company’s overall levels of overhead. The rate of decrease in general, administrative and other operating expense, on a year-over-year basis, is slower than for some other components of operating expenses because of the fixed nature of general and administrative costs, relative to the more variable based costs inherent in other categories of operating expense. Included in general and administrative expense is stock compensation expense of $1.0 million and $0.7 million for the year ended December 31, 2010 and 2009.

Depreciation and amortization

Depreciation and amortization expense decreased $2.1 million to $1.6 million for the year ended December 31, 2010 compared to $3.7 million for the year ended December 31, 2009 as a result of a reduction in amortization for intangibles, due to the fact that we recorded an impairment charge of $4.1 million at December 31, 2009.   This was partly offset by an increase in depreciation due to a write-off of $0.4 million in property, plant and equipment related to the decision to shut down the Canada facility.

Impairment of Goodwill and Intangible Assets

The Company conducts its annual impairment test in the fourth quarter of the year, unless an event occurs prior to the fourth quarter that would more likely than not reduce the fair value of the Company below its carrying amount. In connection with our annual indefinite lived intangible asset impairment testing conducted in the fourth quarter, and for the year ended December 31, 2010, we determined there was impairment of the carrying value of indefinite lived intangible assets and recorded a non-cash charge of $1.5 million compared to an impairment charge of $2.0 million in 2009. In 2009, goodwill of $13.1 million was also impaired. The goodwill and indefinite lived intangibles impairment, the majority of which is not deductible for income tax purposes, is primarily due to our declining market price, reduced expectations for future operating results and reduced valuation multiples. Such negative factors are reflected in our stock price and market capitalization.

As a result of significant adverse changes in the business climate, the Company concluded that triggering events had occurred and the Company tested long-lived assets for impairment as of December 31, 2010 and 2009. The Company determined the fair value of such long lived assets and recognized an impairment charge of $3.4 million and $2.2 million for the years ended December 31, 2010 and 2009 respectively.

Loss from Operations

Operating loss decreased to approximately $22.3 million for the year ended December 31, 2010 compared to $28.9 million for the year ended December 31, 2009. Excluding the effect of intangible asset impairment in 2010 and 2009, operating loss increased to approximately $17.4 million for the year ended December 31, 2010, compared to $11.6 million for the year ended December 31, 2009. The higher operating loss is the result of the revenue decrease, together with proportionately higher product and distribution expense, selling and marketing expense and general and administrative expense, offset by an improvement in the Cost of Media – 3rd party margin.

Interest income and dividends

Interest and dividend income decreased approximately $62,000 to $10,000 for the year ended December 31, 2010, compared to $72,000 for the year ended December 31, 2009. The reduction is mainly due to a decrease in the balances of cash and marketable securities at December 31, 2010 compared to December 31, 2009, as well as a reduction in the rate of return on invested capital.

Interest expense

Interest expense was $16,000 for the year ended December 31, 2010 compared to $76,000 for the year ended December 31, 2009.

Other Income (Expense)

Other income was $1.7 million for the year ended December 31, 2010 compared to other income of $5,000 for the year ended December 31, 2009. Other income for 2010 was principally comprised of legal settlements and awards (see “Item 3 – Legal Proceedings”)

Income Taxes

 Income tax (benefit) expense, before noncontrolling interest and equity in income of investee, for the year ended December 31, 2010 and 2009 was $(1.1) million and $0.6 million, respectively and reflects an effective tax rate of (5.2%) and 2.2% respectively. The effective tax rates were computed taking into consideration non-deductible impairment charges of $12.1 million for 2009, and the change in the income tax valuation allowance of $8.2 million and $11.1 million for 2010 and 2009, respectively.

Equity in (Loss) Income of Investee

Equity in loss of investee was $183,000 net of taxes at December 31, 2010 compared to equity in income of $59,000 for the year ended December 31, 2009, and represents our 36% interest in The Billing Resource, LLC (TBR).

Net Loss Attributable to Noncontrolling Interest

Net loss attributable to noncontrolling interest was $28,000 for the year ended December 31, 2009. This related to our investment in MECC which was dissolved in June 2009.

Net Loss Attributable to Atrinsic, Inc.

Net loss attributable to Atrinsic Inc., decreased by $9.8 million to $19.7 million for the year ended December 31, 2010 as compared $29.5 million for the year ended December 31, 2009. This decrease resulted from the factors described above.

Liquidity and Capital Resources

We continually project anticipated cash requirements, which may include business combinations, capital expenditures, and working capital requirements. As of December 31, 2010, we had cash and cash equivalents of approximately $6.3 million and working capital of approximately $2.1 million. We used approximately $11.2 million in cash for operations during the year ended December 31, 2010 and, contingent on prospective operating performance may require reductions in discretionary variable costs and other realignments to permanently reduce fixed operating costs. We generated $0.7 million in cash from investing activities, principally from a return of capital from The Billing Resource. Cash used in financing activities was minimal during the fiscal year ended December 31, 2010.

In order to fund operations, we need to raise additional capital.  We are currently working with an independent financial advisory firm to assist us in structuring a financing and to engage an investment bank to raise debt or equity capital to fund our immediate cash needs and to finance our longer term growth to further develop the Kazaa business and grow our subscriber base.  We currently have no formal arrangements with respect to additional financing in place and there is no guaranty funding will be available on favorable terms or at all. If we cannot obtain such funds, we will need to significantly curtail or cease our operations.  In addition, the sale of additional equity securities or convertible debt could result in dilution to our stockholders.

We continue to evaluate the sale of certain of our assets and businesses.  We cannot provide any assurance that we will be successful in finding suitable purchasers for the sale of such assets.  Even if we are able to find purchasers, we may not be able to obtain attractive terms and conditions for such sales, including attractive pricing. In addition, divestitures of businesses involve a number of risks, including the diversion of management and employee attention, significant costs and expenses, the loss of customer relationships, a decrease in revenues associated with the divested business, and the disruption of operations in the affected business.  Furthermore, divestitures potentially involve significant post-closing separation activities, which could involve the expenditure of significant financial and employee resources. An inability to consummate identified asset sales or manage the post-separation transition arrangements could adversely affect our business, financial condition, results of operations and cash flows.

There is substantial doubt about our ability to continue as a going concern. Our consolidated financial statements included in this Annual Report on Form 10-K are prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The historical consolidated financial statements included in this Annual Report on Form 10-K do not include any adjustments that might be necessary if we are unable to continue as a going concern. The report of our independent registered public accountants, KPMG LLP, includes an explanatory paragraph related to our ability to continue as a going concern.

The assessment of our ability to continue as a going concern was made by management considering, among other factors: (i) our current levels of expenditures, including subscriber acquisition costs, operating expense, including product development, and overhead, (ii) our ongoing working capital needs, (iii) the uncertainty concerning the outcome of any financing, (iv) our fiscal year net loss of $19.7 million and $29.5 million for the years ending December 31, 2010 and 2009, respectively, (v) our $11.2 million and $3.0 million of cash used for operating activities during the years ending December 31, 2010 and 2009, respectively, (vi) the outstanding balance of cash and cash equivalents of $6.3 million as of December 31, 2010, and (vi) our budgets and financial projections of future operations, including the likelihood of achieving operating profitability without the need for additional financing.

For periods subsequent to December 31, 2010, we expect losses to continue if we continue expenditures to develop the Kazaa service, acquire subscribers for the Kazaa digital music service, and are not able to reduce other operating expenses and overhead sufficiently to a level in line with our level of revenues.  If we are unable to increase revenues sufficiently or decrease our expenditures to a sustainable level, our financial position, results of operations, cash flows and liquidity will continue to be materially adversely affected. These conditions raise substantial doubt about our ability to continue as a going concern.

Based on current financial projections, we believe the continuation of our Company as a going concern is primarily dependent on our ability to, among other factors: (i) consummate an additional financing, or obtain financing from the sale of our assets or lines of business, (ii) scale our Kazaa subscriber base to a level where the monthly revenue generated from our subscriber base exceeds subscriber acquisition costs, net of expenses required to operate Kazaa, (iii) continue to generate revenue from our legacy subscription products without billing or service disruption, (iv) eliminate or reduce operating and overhead expenditures to a level more in line with our revenue, (v) improve utilization of the Kazaa digital music service and improve LTVs of subscribers to that service, and (vi) acquire profitable subscribers to the Kazaa digital music service at cost effective rates, (vii) grow our search marketing agency revenue base through the addition of new customers or expansion of business with existing customers and, (viii) expand margins in our search marketing agency and on our affiliate platform.  While we address these operating matters, we must continue to meet expected near-term obligations, including normal course operating cash requirements and costs associated with developing and operating the Kazaa digital music service, as well as funding overhead and the working capital needs of our other businesses.  If we are not able to obtain sufficient funds through a financing, or if we experience adverse outcomes with respect to our operational forecasts, our financial position, results of operations, cash flows and liquidity will continue to be materially adversely affected. See Item 1A—“Risk Factors” included in this Annual Report on Form 10-K regarding additional risks we face with respect to these matters.

In the near term, we are focused on: (i) raising debt or equity capital to fund our immediate cash needs and to finance our longer term growth to further develop the Kazaa business and grow our subscriber base, and (ii) pursuing various means to minimize operating costs and increase cash. We cannot provide assurance that we will be able to realize the cost reductions in our operations, or that we can obtain additional cash through asset sales or the issuance of equity. If we are unsuccessful in our efforts we will be required to further reduce our operations, including further reductions of our employee base, or we may be required to cease certain or all of our operations in order to offset the lack of available funding.

Critical Accounting Policies and Estimates

Principles of Consolidation

The consolidated financial statements include the accounts of all majority and wholly-owned subsidiaries and significant intercompany balances and transactions have been eliminated.

The equity method is used to account for investments in entities in which we have an ownership of less than 50% and have significant influence over the operating and financial policies of the affiliate.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses as well as the disclosure of contingent assets and liabilities. Management continually evaluates its estimates and judgments including those related to allowances for doubtful accounts, useful lives of property, plant and equipment and intangible assets, fair value of stock options granted, forfeiture rate of equity based compensation grants, probable losses associated with pre-acquisition contingencies, income taxes and other contingencies. Management bases its estimates and judgments on historical experience and other factors that are believed to be reasonable in the circumstances. Actual results may differ from those estimates. Macroeconomic conditions may directly, or indirectly through our business partners and vendors, impact our financial performance and available resources. Such conditions may, in turn, impact the aforementioned estimates and assumptions. Management has discussed the development, selection and disclosure of these estimates and assumptions with the Audit Committee of the Board of Directors.

   Segment Reporting

    For 2009 and 2010 the Company operated as a single segment. Operating segments are components of an enterprise for which separate financial information is available and is evaluated regularly by the Company in deciding how to allocate resources and in assessing performance.  In the first quarter of 2011, the company began segmenting operating results into two segments: Consumer Subscription Services and Transactional Services.

Accounts Receivable and Related Allowances

The Company maintains allowances for doubtful accounts for estimated losses which may result from the inability of its customers to make required payments. The Company bases its allowances on the likelihood of recoverability of accounts receivable by customer, based on past experience, the age of the accounts receivable balance, the credit quality of the Company’s customers, and, taking into account current collection and economic trends. If specific customer circumstances change or industry trends worsen beyond the Company’s estimates, the Company would be required to increase its allowances for doubtful accounts. Alternatively, if trends improve beyond the Company’s estimates, the Company would be required to decrease its allowance for doubtful accounts. The Company’s estimates are reviewed periodically, and adjustments are reflected through bad debt expense in the period they become known. Changes in the Company’s bad debt experience can materially affect its results of operations.

The Company also makes estimates for refunds and provides for these probable uncollectible amounts through a reduction of recorded revenues in the period for which the sale occurs, based on analyses of historical trends as well as an evaluation of the impact of current and projected economic conditions.

The Company effectuates its subscription revenues through a carrier or distributors who are paid a transaction fee for their services.  Due to the payment terms of the carriers requiring in excess of 60 days from the date of billing or sale, at its sole discretion, the Company can elect to use trade discounts in order to facilitate quicker payment. This discount or fee allows for payments of approximately 80% of the prior month’s billings 15 to 20 days after the end of the month. The Company records revenue net of that fee, if incurred, which is 3.5% to 5% of the associated revenue.

Goodwill and Intangible Assets

Goodwill represents the excess of cost over fair value of net assets of businesses acquired. In accordance with ASC 350 formerly Statement of Financial Accounting Standards No. 142 (“SFAS 142”) “Goodwill and Other Intangible Assets”, the value assigned to goodwill and indefinite lived intangible assets is not amortized to expense, but rather it is evaluated at least on an annual basis to determine if there is a potential impairment. If the fair value of the reporting unit is less than its carrying value, an impairment loss is recorded to the extent that the implied fair value of the reporting unit goodwill is less than the carrying value. If the fair value of an indefinite lived intangible is less than its carrying amount, an impairment loss is recorded. Fair value is determined based on discounted cash flows, market multiples or appraised values as appropriate. Discounted cash flow analysis requires assumptions about the timing and amount of future cash inflows and outflows, risk, the cost of capital, and terminal values. Each of these factors can significantly affect the value of the intangible asset. The estimates of future cash flows, based on reasonable and supportable assumptions and projections, require management’s judgment. Any changes in key assumptions about the Company’s businesses and their prospects, or changes in market conditions, could result in an impairment charge. Some of the more significant estimates and assumptions inherent in the intangible asset valuation process include: the timing and amount of projected future cash flows; the discount rate selected to measure the risks inherent in the future cash flows; and the assessment of the asset’s life cycle and the competitive trends impacting the asset, including consideration of any technical, legal or regulatory trends.

The Company has determined that there was an impairment of the carrying value of goodwill for the fiscal year ended December 31, 2009, and non-amortizable intangible assets in each of the fiscal years ended December 31, 2010 and 2009 as a result of completing annual impairment analysis for such periods. In performing the related valuation analysis the company used various valuation methodologies including probability weighted discounted cash flows, comparable transaction analysis, and market capitalization and comparable company multiple comparison. The results of this review and impact of the impairment are more fully described in Note 6 to the Consolidated Financial Statements – “Goodwill and Intangible Assets.”

Intangible assets subject to amortization primarily consist of customer lists, trade names and trademarks, and restrictive covenants that were acquired.  The intangible asset values assigned to the identified assets for each acquisition were generally determined based upon the expected discounted aggregate cash flows to be derived over the estimated useful life. The intangible assets are amortized in a manner that reflects the pattern of the projected net cash inflows to the Company that are expected to occur, or when such pattern does not exist, using the straight-line basis over their respected estimated useful lives. The Company reviews the recoverability of its finite-lived intangible assets for recoverability whenever events or circumstances indicated that the carrying amount of an asset may not be recoverable.

Stock-Based Compensation

The Company records stock based compensation in accordance with ASC 718 formerly Financial Accounting Standard Board Statement of Financial Accounting Standards No. 123 (revised 2004). In estimating the grant date fair value of stock option awards and performance based restricted stock, we use the Black Scholes option pricing model where appropriate. The key assumptions for this models to derive fair value include expected term, rate of risk free returns and volatility. If different assumptions and estimates were used, the amounts charged to compensation expense would be different.

Revenue Recognition

The Company monetizes a portion of its user activities through subscription based sources by providing on-going monthly access to and usage of premium products and services.  In general, customers are billed at standard rates, during the month, and revenues are recognized upon receipt of information confirming an arrangement in that same month. The Company estimates a provision for refunds and credits which is recorded as a reduction to revenues. In determining the estimate for refunds and credits, the Company relies upon historical data, contract information and other factors. The estimated provision for refunds can vary from actual results.

The Company effectuates its subscription revenues through a carrier or distributors who are paid a transaction fee for their services.  In accordance with ASC 605 formerly Emerging Issues Task Force (“EITF” No 99-19) “Reporting Revenues Gross as Principal Versus Net as an Agent”, the Company recognizes as revenues the net amount received from the carrier or distributor, net of their fee.

The Company monetizes a portion of its user activities through transactional based services generated primarily from (a) fees earned, primarily on a Cost Per Click basis, from search syndication services; (b) fees earned for the Company's search engine marketing ("SEM") services; and (c) other fees for marketing services including data and list management services, which can be either periodic or transactional. Commission fee revenue is recognized in the period that the Company's advertiser customer generates a sale or other agreed-upon action on the Company's affiliate marketing networks or as a result of the Company's SEM services, provided that no significant Company obligations remain, collection of the resulting receivable is reasonably assured, and the fees are fixed or determinable. All transaction services revenues are recognized on a gross basis in accordance with the provisions of EITF 99-19, due to the fact that the Company is the primary obligor and bears all credit risk to its customer, and publisher expenses that are directly related to a revenue-generating event are recorded as a component of 3rd part Media Cost.

Income Taxes

The Company uses the asset and liability method of financial accounting and reporting for income taxes required by ASC 740 formerly Statement of Financial Accounting Standards No. 109 (“SFAS 109”), “Accounting for Income Taxes”. Under ASC 740, deferred income taxes reflect the tax impact of temporary differences between the amount of assets and liabilities recognized for financial reporting purposes and the amounts recognized for tax purposes.

We maintain valuation allowances where it is more likely than not that all or a portion of a deferred tax asset will not be realized.

Under ASC 740-10-25 the Company classifies interest expense and penalties related to unrecognized tax benefits as income tax expense. ASC 740 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with ASC 740 and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The evaluation of a tax position in accordance with this Interpretation is a two-step process. The first step is recognition, in which the enterprise determines whether it is more likely than not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The second step is measurement. A tax position that meets the more-likely-than-not recognition threshold is measured to determine the amount of benefit to recognize in the financial statements.

The Company and its subsidiaries file income tax returns in the U.S and Canada. The Company is subject to federal, state and Canadian examinations. The statute of limitations for 2007 through 2009 in all jurisdictions (except California includes 2006 through 2009) remain open and income tax returns filed for such periods are subject to potential examination by tax authorities.

Contractual Obligations and Off-Balance Sheet Arrangements

At December 31, 2010, the Company did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. As such, the Company is not exposed to any financing, liquidity, market or credit risk that could arise if it had engaged in such relationships.

The following table shows the Company’s future commitments for future minimum lease payments required under operating leases that have remaining non cancellable lease terms in excess of one year, future commitments under investment and marketing agreements and future commitments under employment agreements as of December 31, 2010:

		Less than	1-3	4-5	More than
	Total	1 year	years	years	5 years

Operating leases	$7,287	$861	$1,822	$2,004	$2,600
Employment agreements	973	535	438	-	-

	$8,260	$1,396	$2,260	$2,004	$2,600

Subsequent to December 31, 2010, the Company entered into a surrender of lease agreement with its tenant for the former Traffix office located in Pearl River, New York.  In consideration for the lease termination, the Company agreed to pay the landlord a cancellation fee of $0.2 million in the form of an unsecured note payable. The termination of this resulted in a reduction of 2011 operating lease payments of $0.3 million.  The table above does not reflect any obligation relating to this lease.

Recent Accounting Pronouncements

Adopted in 2010

In September 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (“SFAS No. 167”) which has been superseded by the FASB Codification and included in ASC 810 to require an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity. This analysis identifies the primary beneficiary of a variable interest entity as one with the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and the obligation to absorb losses of the entity that could potentially be significant to the variable interest. These revisions to ASC 810 are effective as of January 1, 2010 and the adoption of these revisions to ASC 810 had no impact on our results of operations or financial position.

Not Yet Adopted

In October 2009, FASB approved for issuance Emerging Issues Task Force (EITF) issue 08-01, Revenue Arrangements with Multiple Deliverables which has been superseded by the FASB codification and included in ASC 605-25. This statement provides principles for allocation of consideration among its multiple-elements, allowing more flexibility in identifying and accounting for separate deliverables under an arrangement. The EITF introduces an estimated selling price method for valuing the elements of a bundled arrangement if vendor-specific objective evidence or third-party evidence of selling price is not available, and significantly expands related disclosure requirements. This standard is effective on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after September 15, 2010. Alternatively, adoption may be on a retrospective basis, and early application is permitted. The Company is currently evaluating the impact of adopting this pronouncement.

In December 2010, the FASB issued ASU 2010-28, Intangibles - Goodwill and Other (Topic 350): When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts (“ASU 2010-28”). Upon adoption of ASU 2010-28, an entity with reporting units that have carrying amounts that are zero or negative is required to assess the likelihood of the reporting units’ goodwill impairment. ASU 2010-28 is effective January 1, 2011 and we do not believe that the adoption of ASU 2010-28 will have a significant impact on our results of operations and financial position.

Item 8.  Financial Statements and Supplementary Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Atrinsic, Inc. and subsidiaries:

We have audited the accompanying consolidated balance sheets of Atrinsic, Inc. and subsidiaries, as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity, comprehensive loss, and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Atrinsic, Inc. and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the years then ended in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 3 to the consolidated financial statements, the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

New York, New York
April 7, 2011, except for Note 17 which is as of June 30, 2011

ATRINSIC, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of December 31,
(Dollars in thousands except share data)

	2010	2009
ASSETS
Current Assets
Cash and cash equivalents	$6,319	$16,913
Accounts receivable, net of allowance for doubtful accounts of $1,168 and $4,295	4,994	7,985
Income tax receivable	437	4,373
Prepaid expenses and other current assets	565	2,643

Total Currents Assets	12,315	31,914

PROPERTY AND EQUIPMENT, net of accumulated depreciation of $1,813 and $1,078	2,692	3,553
INTANGIBLE ASSETS, net of accumulated amortization of $3,813 and $8,605	3,083	7,253
DEFERRED TAX ASSET	276	-
INVESTMENTS, ADVANCES AND OTHER ASSETS	976	1,878

TOTAL ASSETS	$19,342	$44,598
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$4,470	$6,257
Accrued expenses	5,172	9,584
Deferred tax liability	347	-
Deferred revenues and other current liabilities	274	725

Total Current Liabilities	10,263	16,566

DEFERRED TAX LIABILITY, NET	-	1,697
OTHER LONG TERM LIABILITIES	907	988

TOTAL LIABILITIES	$11,170	$19,251

COMMITMENTS AND CONTINGENCIES (see note 13)	-	-

STOCKHOLDERS' EQUITY
Common stock - par value $.01, 100,000,000 authorized, 6,964,125 and 5,895,895 shares issued at 2010 and 2009, respectively; and, 6,282,616 and 5,210,566 shares outstanding at 2010 and 2009, respectively.	$70	$59
Additional paid-in capital	181,087	178,619
Accumulated other comprehensive gain (loss)	42	(20)
Common stock, held in treasury, at cost, 681,509 and 685,330 shares at 2010 and 2009, respectively.	(4,981)	(4,992)
Accumulated deficit	(168,046)	(148,319)

TOTAL EQUITY	8,172	25,347

TOTAL LIABILITIES AND EQUITY	$19,342	$44,598

All outstanding share amounts have been retroactively restated to reflect Atrinsic, Inc.’s December 2010 1-for-4 Reverse Stock Split. See Note 9, “Stockholders’ Equity”.

The accompanying notes are an integral part of the Consolidated Financial Statements.

ATRINSIC, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Years ended December 31,
(Dollars in thousands, except share and per share data)

	2010	2009

Subscription	$19,021	$22,254
Transactional	21,005	46,835

NET REVENUE	40,026	69,089

OPERATING EXPENSES
Cost of media-third party	22,513	43,313
Product and distribution	20,193	10,559
Selling and marketing	4,038	8,386
General, administrative and other operating	9,083	14,706
Depreciation and amortization	1,644	3,698
Impairment of Goodwill and Intangible Assets	4,850	17,289

	62,321	97,951

LOSS FROM OPERATIONS	(22,295)	(28,862)

OTHER (INCOME) EXPENSE
Interest income and dividends	(10)	(72)
Interest expense	16	76
Other income	(1,690)	(5)

	(1,684)	(1)

LOSS BEFORE TAXES AND EQUITY IN LOSS OF INVESTEE	(20,611)	(28,861)

INCOME TAXES	(1,067)	640

EQUITY IN LOSS (INCOME) OF INVESTEE, AFTER TAX	183	(59)

NET LOSS	(19,727)	(29,442)

LESS: NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST, AFTER TAX	-	28

NET LOSS ATTRIBUTABLE TO ATRINSIC, INC	$(19,727)	$(29,470)

NET LOSS PER SHARE ATTRIBUTABLE TO ATRINSIC COMMON STOCKHOLDERS
Basic	$(3.62)	$(5.71)
Diluted	$(3.62)	$(5.71)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	5,448,366	5,162,232
Diluted	5,448,366	5,162,232

All outstanding share and per share amounts have been retroactively restated to reflect Atrinsic, Inc.’s December 2010 1-for-4 Reverse Stock Split. See Note 9, “Stockholders’ Equity”.

The accompanying notes are an integral part of the Consolidated Financial Statements.

ATRINSIC, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
Years Ended December 31,
(Dollars in thousands)

	2010	2009
NET LOSS	$(19,727)	$(29,442)

OTHER COMPREHENSIVE LOSS, NET OF TAX:
Net Currency translation adjustment	62	267

Total Other Comprehensive loss, Net of Tax	(19,665)	(29,175)
Comprehensive loss attributable to noncontrolling interest	-	(28)

Comprehensive loss attributable to Atrinsic, Inc	$(19,665)	$(29,147)

The accompanying notes are an integral part of the Consolidated Financial Statements.

ATRINSIC, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF EQUITY
Years Ended December 31,
(Dollars in thousands, except share data)

					Accumulated
			Additional		Other
	Common Stock		Paid-In	(Accumulated	Comprehensive	Treasury Stock		Noncontrolling	Total
	Shares	Amount	Capital	Deficit)	Loss	Shares	Amount	Interest	Equity

Balance at January 1, 2009	5,748,070	$58	$177,520	$(118,849)	$(287)	477,232	$(4,053)	$260	$54,649
Net loss	-	-	-	(29,470)	-	-	-	28	(29,442)
Foreign currency translation adjustment	-	-	-	-	267	-	-	-	267
Liquidation of non controlling interest	-	-	-	-	-	-	-	(288)	(288)
Stock based compensation expense	22,825	-	856	-	-	-	-	-	856
Issuance of common stock	10,000	-	48	-	-	-	-	-	48
Tax shortfall on Stock based compensation	-	-	(430)	-	-	-	-	-	(430)
Purchase of common stock, at cost	-	-	-	-	-	208,098	(939)	-	(939)
Return of Equity	-	-	138	-	-	-	-	-	138
Common stock issued in connection with a business combination	115,000	1	487	-	-	-	-	-	488

Balance at December 31, 2009	5,895,895	$59	$178,619	$(148,319)	$(20)	685,330	$(4,992)	$-	$25,347
Net loss	-	-	-	(19,727)	-	-	-	-	(19,727)
Foreign currency translation adjustment	-	-	-	-	62	-	-	-	62
Stock based compensation expense	20,411	1	1,113	-	-	-	-	-	1,114
Issuance of common stock	7,461	-	12	-	-	-	-	-	12
Treasury stock issued in connection with employee compensation, net of taxes	-	-	(20)	-	-	(3,821)	11	-	(9)
Common stock issued in connection with an asset purchase	1,040,358	10	1,363	-	-	-	-	-	1,373

Balance at December 31, 2010	6,964,125	$70	$181,087	$(168,046)	$42	681,509	$(4,981)	$-	$8,172

All outstanding share and per share amounts have been retroactively restated to reflect Atrinsic, Inc.’s December 2010 1-for-4 Reverse Stock Split. See Note 9, “Stockholders’ Equity”.

The accompanying notes are an integral part of the Consolidated Financial Statements.

ATRINSIC, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31,
(Dollars in thousands)

	2010	2009

Cash Flows From Operating Activities
Net loss	$(19,727)	$(29,442)
Adjustments to reconcile net loss to net cash (used in) operating activities:
Allowance for doubtful accounts	(233)	1,991
Depreciation and amortization	1,644	3,698
Impairment of goodwill and intangible assets	4,850	17,289
Stock-based compensation expense	1,113	857
Stock based consulting expense	12	40
Impairment of investment in Mango Networks	-	225
Deferred income taxes	(1,539)	3,651
Equity in loss (income) of investee	183	(108)
Changes in operating assets and liabilities of business, net of acquisitions:
Accounts receivable	3,202	6,686
Prepaid income tax	3,968	(1,617)
Prepaid expenses and other current assets	1,990	(359)
Accounts payable	(1,789)	(937)
Other, principally accrued expenses	(4,924)	(4,989)
Net cash (used in) operating activities	$(11,250)	$(3,015)

Cash Flows From Investing Activities
Cash received from investee	720	1,940
Cash paid to investees	-	(914)
Proceeds from sales of marketable securities	-	4,242
Business combinations	-	(1,740)
Acquisition of loan receivable	-	(480)
Capital expenditures	(41)	(682)
Net cash provided by investing activities	$679	$2,366

Cash Flows From Financing Activities
Repayments of notes payable	-	(1,750)
Liquidation of non-controlling interest	-	(288)
Return of investment - noncontrolling interest	-	138
Purchase of common stock held in treasury	(9)	(939)
Net cash used in financing activities	$(9)	$(2,839)

Effect of exchange rate changes on cash and cash equivalents	(14)	(9)

Net Decrease In Cash and Cash Equivalents	(10,594)	(3,497)
Cash and Cash Equivalents at Beginning of Year	16,913	20,410
Cash and Cash Equivalents at End of Year	$6,319	$16,913

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest	$(8)	$(76)
Cash refunded for taxes	$3,458	$867
Extinguishment of loan receivable in connection with business combination	$-	$480
Common stock issued for extinguishment of loan receivable in connection with business combination	$-	$155
Common stock issued in connection with asset purchase and business combination	$1,373	$600

The accompanying notes are an integral part of the Consolidated Financial Statements.

ATRINSIC INC. AND SUBSIDIARIES
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – Nature of Operations

Atrinsic is a direct marketing company based in the United States.  Atrinsic has two main service offerings, transactional services and subscription services. Transactional services offers full service online marketing and distribution services which are targeted and measurable online campaigns and programs for marketing partners, corporate advertisers, or their agencies, generating qualified customer leads, online responses and activities, or increased brand recognition. Subscription services offer our portfolio of subscription based content applications direct to users working with wireless carriers and other distributors.

NOTE 2 - Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of all majority and wholly-owned subsidiaries and significant intercompany balances and transactions have been eliminated.

The equity method is used to account for investments in entities in which we have an ownership of less than 50% and have significant influence over the operating and financial policies of the affiliate.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses as well as the disclosure of contingent assets and liabilities. Management continually evaluates its estimates and judgments including those related to allowances for doubtful accounts, useful lives of property, plant and equipment and intangible assets, fair value of stock options granted, forfeiture rate of equity based compensation grants, probable losses associated with pre-acquisition contingencies, income taxes and other contingencies. Management bases its estimates and judgments on historical experience and other factors that are believed to be reasonable in the circumstances. Actual results may differ from those estimates. Macroeconomic conditions may directly, or indirectly through our business partners and vendors, impact our financial performance and available resources. Such conditions may, in turn, impact the aforementioned estimates and assumptions.

Foreign Currency Translation

The Company has a wholly owned subsidiary based in Canada which is included in the Company’s consolidated financial statements. The subsidiary’s financials are reported in Canadian dollars and translated in accordance with FASB Accounting Standards Codification (“ASC”) 830. Assets and liabilities for these foreign operations are translated at the exchange rate in effect at the balance sheet date, and income and expenses are translated at average exchange rates prevailing during the period. We include accumulated net translation adjustments in stockholders’ equity as a component of accumulated other comprehensive loss.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with a maturity of less than three months to be cash equivalents. The carrying amount of cash equivalents approximates fair value because of the short-term maturity of these instruments.

Accounts Receivable and Related Allowances

The Company maintains allowances for doubtful accounts for estimated losses which may result from the inability of its customers to make required payments. The Company bases its allowances on the likelihood of recoverability of accounts receivable by customer, based on past experience, the age of the accounts receivable balance, the credit quality of the Company’s customers, and, taking into account current collection and economic trends. If specific customer circumstances change or industry trends worsen beyond the Company’s estimates, the Company would be required to increase its allowances for doubtful accounts. Alternatively, if trends improve beyond the Company’s estimates, the Company would be required to decrease its allowance for doubtful accounts. The Company’s estimates are reviewed periodically, and adjustments are reflected through bad debt expense in the period they become known. Changes in the Company’s bad debt experience can materially affect its results of operations.

Goodwill and Intangible Assets

Goodwill represents the excess of cost over fair value of net assets of businesses acquired. In accordance with ASC 350 formerly Statement of Financial Accounting Standards No. 142 (“SFAS 142”) “Goodwill and Other Intangible Assets”, the value assigned to goodwill and indefinite lived intangible assets is not amortized to expense, but rather it is evaluated at least on an annual basis to determine if there is a potential impairment. If the fair value of the reporting unit is less than its carrying value, an impairment loss is recorded to the extent that the implied fair value of the reporting unit goodwill is less than the carrying value. If the fair value of an indefinite lived intangible is less than its carrying amount, an impairment loss is recorded. Fair value is determined based on discounted cash flows, market multiples or appraised values as appropriate. Discounted cash flow analysis requires assumptions about the timing and amount of future cash inflows and outflows, risk, the cost of capital, and terminal values. Each of these factors can significantly affect the value of the intangible asset. The estimates of future cash flows, based on reasonable and supportable assumptions and projections, require management’s judgment. Any changes in key assumptions about the Company’s businesses and their prospects, or changes in market conditions, could result in an impairment charge. Some of the more significant estimates and assumptions inherent in the intangible asset valuation process include: the timing and amount of projected future cash flows; the discount rate selected to measure the risks inherent in the future cash flows; and the assessment of the asset’s life cycle and the competitive trends impacting the asset, including consideration of any technical, legal or regulatory trends.

The Company has determined that there was an impairment of the carrying value of goodwill for the fiscal year ended December 31, 2009, and non-amortizable intangible assets in each of the fiscal years ended December 31, 2010 and 2009 as a result of completing annual impairment analysis for such periods. In performing the related valuation analysis the company used various valuation methodologies including probability weighted discounted cash flows, comparable transaction analysis, and market capitalization and comparable company multiple comparison. The results of this review and impact of the impairment are more fully described in Note 6 “Goodwill and Intangible Assets.”

Intangible assets subject to amortization primarily consist of customer lists, trade names and trademarks, and restrictive covenants that were acquired.  The intangible asset values assigned to the identified assets for each acquisition were generally determined based upon the expected discounted aggregate cash flows to be derived over the estimated useful life. The intangible assets are amortized in a manner that reflects the pattern of the projected net cash inflows to the Company that are expected to occur, or when such pattern does not exist, using the straight-line basis over their respected estimated useful lives. The Company reviews the recoverability of its finite-lived intangible assets for recoverability whenever events or circumstances indicated that the carrying amount of an asset may not be recoverable.

The Company has determined that there was an impairment of intangible assets during the fourth quarter of 2010 and 2009. The results of this assessment are more fully described in Note 6 - “Goodwill and Intangible Assets.”

Stock-Based Compensation

The Company records stock based compensation in accordance with ASC 718, formerly Financial Accounting Standard Board Statement of Financial Accounting Standards No. 123 (revised 2004). In estimating the grant date fair value of stock option awards and performance based restricted stock, we use the Black Scholes option pricing model where appropriate. The key assumptions for this model to derive fair value include expected term, rate of risk free returns and volatility. Information about our specific award plans can be found in Note 12.

Revenue Recognition

In accordance with ASC 605 and SEC Staff Accounting Bulletin 104, the Company monetizes a portion of its user activities through subscription based sources by providing on-going monthly access to and usage of premium products and services.  In general, customers are billed at standard rates, during the month, and revenues are recognized upon receipt of information confirming an arrangement in that same month. The Company estimates a provision for refunds and credits which is recorded as a reduction to revenues. In determining the estimate for refunds and credits, the Company relies upon historical data, contract information and other factors. The estimated provision for refunds can vary from actual results.

The Company effectuates its subscription service revenues through a carrier or distributors who are paid a transaction fee for their services. In accordance with ASC subtopic 605-45 “Principal Agent Considerations”, the Company recognizes as revenues the net amount received from the carrier or distributor, net of their fee.

The Company monetizes a portion of its user activities through transactional based services generated primarily from (a) fees earned, primarily on a cost per click (“CPC”) basis, from search syndication services; (b) fees earned for the Company's search engine marketing ("SEM") services; and (c) other fees for marketing services including data and list management services, which can be either periodic or transactional. Fee revenue is recognized in the period that the Company's advertiser customer generates a sale or other agreed-upon action on the Company's affiliate marketing networks or as a result of the Company's SEM services, provided that no significant Company obligations remain, collection of the resulting receivable is reasonably assured, and the fees are fixed or determinable. All transactional services revenues are recognized on a gross basis in accordance with the provisions of ASC Subtopic 605-45, due to the fact that the Company is the primary obligor, and bears all credit risk to its customer, and publisher expenses that are directly related to a revenue-generating event are recorded as a component of 3rd party Media Cost.

Accumulated Other Comprehensive Loss

Comprehensive  loss consists of two components, net loss and other comprehensive income (loss). Other comprehensive income (loss) refers to revenue, expenses, gains and losses that under generally accepted accounting principles in the United States, or GAAP, are recorded as an element of shareholders’ equity but are excluded from net income (loss).  The Company’s other comprehensive loss consists of foreign currency translation adjustments from our subsidiary that does not use US dollars as their functional currency.

Income Taxes

The Company uses the asset and liability method of financial accounting and reporting for income taxes required by ASC 740, formerly Statement of Financial Accounting Standards No. 109 (“SFAS 109”), “Accounting for Income Taxes”. Under ASC 740, deferred income taxes reflect the tax impact of temporary differences between the amount of assets and liabilities recognized for financial reporting purposes and the amounts recognized for tax purposes.

We maintain valuation allowances where it is more likely than not that all or a portion of a deferred tax asset will not be realized.

Under ASC 740-10-25, the Company classifies interest expense and penalties related to unrecognized tax benefits as income tax expense. ASC 740 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with ASC 740 and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The evaluation of a tax position in accordance with this Interpretation is a two-step process. The first step is recognition, in which the enterprise determines whether it is more likely than not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The second step is measurement. A tax position that meets the more-likely-than-not recognition threshold is measured to determine the largest amount of benefit that is more likely than not to be sustained.

The Company and its subsidiaries file income tax returns in the U.S and Canada. The Company is subject to federal, states and Canadian examinations. The statute of limitations for 2007, 2008 and 2009 in all jurisdictions (except California which includes 2006 through 2009) remain open and income tax returns filed for such periods are subject to potential examination by tax authorities.

Fair Value Measurements

We apply the fair value measurement guidance of ASC 820 for our financial assets and liabilities that are required to be measured at fair value and for our nonfinancial assets and liabilities that are not required to be measured at fair value on a recurring basis, including goodwill and intangible assets. The measurement of fair value requires the use of techniques based on observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our market assumptions. The inputs create the following fair value hierarchy:

•       Level 1 -   Quoted prices for identical assets or liabilities in active markets.

•       Level 2 -  Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; and model-derived valuations where inputs are observable or where significant value drivers are observable.

•       Level 3-  Assets or liabilities where inputs are unobservable to third parties.

When available, we use quoted market prices for the same or similar instruments to determine the fair value of our assets and liabilities and classify such items in Level 1 or Level 2.  In some cases, and where observable inputs are not available, we use unobservable inputs to measure fair value and classify such items in Level 3.

Reclassification

Certain amounts reported in prior years have been reclassified to conform to the current year presentation.

NOTE 3 – Going Concern and Liquidity Considerations

The Company’s consolidated financial statements are prepared using accounting principles generally accepted in the United States applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The accompanying historical consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The assessment of the Company’s ability to continue as a going concern was made by management considering, among other factors: (i) the Company’s current levels of expenditures, including subscriber acquisition costs, operating expense, including product development, and overhead, (ii) the Company’s ongoing working capital needs, (iii) the uncertainty concerning the outcome of any financing, (iv) the Company’s fiscal year net loss of $19.7 million and $29.5 million for the years ending December 31, 2010 and 2009, respectively, (v) the Company’s use of $11.2 million and $3.0 million of cash used in operating activities for  the years ending December 31, 2010 and 2009, respectively, (vi) the outstanding balance of cash and cash equivalents of $6.3 million as of December 31, 2010, and (vi) the Company’s budgets and financial projections of future operations, including the likelihood of achieving operating profitability without the need for additional financing.

For periods subsequent to December 31, 2010, the Company expects losses if it continues to incur expenditures to develop the Kazaa service, acquire subscribers for the Kazaa digital music service, and is not able to reduce other operating expenses and overhead sufficiently to a level in line with its level of revenues.  If the Company is unable to increase revenues sufficiently or decrease its expenditures to a sustainable level, its financial position, results of operations, cash flows and liquidity will continue to be materially adversely affected. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

Based on current financial projections, management believes the continuation of the Company as a going concern is primarily dependent on its ability to, among other factors: (i) consummate a suitable financing, or obtain financing from the sale of its assets or lines of business , (ii) scale our Kazaa subscriber base to a level where the monthly revenue generated from the Company’s subscriber base exceeds subscriber acquisition costs, net of expenses required to operate Kazaa, (iii) continue to generate revenue from the Company’s legacy subscription products without billing or service disruption, (iv) eliminate or reduce operating and overhead expenditures to a level more in line with the Company’s revenue (v) improve utilization of the Kazaa digital music service and improve LTVs of subscribers to that service, (vi) acquire profitable subscribers to the Kazaa digital music service at cost effective rates and, (vii) grow the Company’s search marketing agency revenue base through the addition of new customers or expansion of business with existing customers and, (viii) expand margins in the Company’s search marketing agency and on its affiliate platform.

While the Company addresses these operating matters, it must continue to meet expected near-term obligations, including normal course operating cash requirements and costs associated with developing and operating the Kazaa digital music service, as well as funding overhead and the working capital needs of the Company’s other businesses.  If the Company is not able to obtain sufficient funds through a financing, or if the Company experiences adverse outcomes with respect to its operational forecasts, the Company’s financial position, results of operations, cash flows and liquidity will continue to be materially adversely affected.

In the near term, the Company is focused on: (i) raising debt or equity capital to fund the Company’s immediate cash needs and to finance its longer term growth to further develop the Kazaa business and grow its subscriber base, and (ii) pursuing various means to minimize operating costs and increase cash, including the potential sale of assets.  The Company cannot provide assurance that it will be able to realize the cost reductions in the Company’s operations, or that it can obtain additional cash through asset sales or the issuance of equity or raising debt. If the Company is unsuccessful in its efforts it will be required to further reduce the Company’s operations, including further reductions of its employee base, or the Company may be required to cease certain or all of its operations in order to offset the lack of available funding.

NOTE 4- Kazaa

Kazaa is a subscription-based digital music service that gives users unlimited access to hundreds of thousands of CD-quality tracks. For a monthly fee users can download unlimited music files and play those files on up to three separate computers and download unlimited ringtones to a mobile phone. Unlike other music services that charge each time a song is downloaded, Kazaa allows users to listen to and explore as much music as they want for one monthly fee, without having to pay for every track or album. Consumers are billed for this service on a monthly recurring basis through a credit card, landline, or mobile device. Royalties are paid to the rights’ holders for licenses to the music utilized by this digital service.  Atrinsic and Brilliant Digital Entertainment, Inc. (“Brilliant Digital”) jointly offer the Kazaa digital music service pursuant to a Marketing Services Agreement and a Master Services Agreement between the two companies, each entered into effective as of July 1, 2009.

Under the Marketing Services Agreement, Atrinsic is responsible for marketing, promotional, and advertising services in respect of the Kazaa business. Pursuant to the Master Services Agreement, Atrinsic provides services related to the operation of the Kazaa business, including billing and collection services and the operation of the Kazaa online storefront. Brilliant Digital is obligated to provide certain other services with respect to the Kazaa business, including licensing the intellectual property underlying the Kazaa business to Atrinsic, obtaining all licenses to the content offered as part of the Kazaa business and delivering that content to subscribers. As part of the agreements, Atrinsic is required to make advance payments and expenditures of up to in respect of certain expenses incurred in order to operate the Kazaa business. These advances and expenditures are recoverable on a dollar for dollar basis against revenues generated by the business.  Since inception on July 1, 2009, and through December 31, 2010, the Company has contributed $11.8 million net of revenue and recouped funds in order to support the development of the Kazaa brand.

Also in accordance with the original Marketing Service Agreement and Master Service Agreement, Atrinsic and Brilliant Digital were to share equally in the “Net Profit” generated by the Kazaa music subscription service after all of the Company’s costs and expenses have been recouped. For the year ended December 31, 2010, the Company has presented in its statement of operations, Kazaa revenue of $10.7 million (recorded as part of subscription revenue) and expenses incurred for the Kazaa music service of $18.7 million, offset by $0.4 million of reimbursements from Brilliant Digital.  For the year ended December 31, 2009, the Company has presented in its statement of operations, Kazaa revenue of $2.7 million and expenses incurred for the Kazaa music service of $4.9 million, offset by $2.1 million of reimbursements from Brilliant Digital.

On October 13, 2010, Atrinsic entered into amendments to its existing Marketing Services Agreement and Master Services Agreement with Brilliant Digital and entered into an agreement with Brilliant Digital to acquire all of the assets of Brilliant Digital that relate to its Kazaa subscription based music service business.

Among other things, the amendments extend the term of each of the Marketing Services Agreement and Master Services Agreement from three years to thirty years, provide Atrinsic with an exclusive license to the Kazaa trademark in connection with Atrinsic’s services under the agreements, and modify the Kazaa digital music service profit share payable to Atrinsic under the agreements from 50% to 80%. In addition, the amendments remove Brilliant Digital’s obligation to repay up to $2.5 million of advances and expenditures which are not otherwise recovered from Kazaa generated revenues and remove the $5.0 million cap on expenditures that Atrinsic was required to advance in relation to the operation of the Kazaa business. As consideration for entering into the amendments, Atrinsic issued 1,040,358 shares of its common stock to Brilliant Digital on October 13, 2010.  The issuance of these shares resulted in The Company recording an intangible asset of $1.4 million which is being amortized over 10 years.

The amendments to the Marketing Services Agreement and Master Services Agreement are part of a broader transaction between Atrinsic and Brilliant Digital pursuant to which Atrinsic will acquire all of the assets of Brilliant Digital that relate to its Kazaa digital music service business in accordance with the terms of an asset purchase agreement entered into between the parties. The purchase price for the acquired assets includes the issuance by Atrinsic of an additional 1,781,416 shares of its common stock at the closing of the transactions contemplated by the asset purchase agreement as well as the assumption of certain liabilities related to the Kazaa business. The closing of the transactions contemplated by the asset purchase agreement will occur when all of the assets associated with the Kazaa business, including the Kazaa trademark and associated intellectual property, as well as Brilliant Digital’s content management, delivery and customer service platforms, and licenses with third parties, have been transferred to Atrinsic. The closing of the transactions contemplated by the asset purchase agreement is subject to approval by the stockholders of Atrinsic and Brilliant Digital, receipt of all necessary third party consents as well as other customary closing conditions. At the closing of the transactions contemplated by the asset purchase agreement, Atrinsic has agreed to appoint two individuals to be selected by Brilliant Digital to serve on Atrinsic’s Board of Directors. In addition, at the closing, each of the Marketing Services Agreement and Master Services Agreement will terminate.

NOTE 5 - Property and Equipment

Property and equipment consists of the following:

	Useful Life	December 31,	December 31,
	in years	2010	2009

Computers and software applications	3	$1,700	$1,874
Leasehold improvements	10	1,835	1,830
Land & Building	40	804	766
Furniture and fixtures	7	166	161
Gross PP&E		4,505	4,631
Less: accumulated depreciation		(1,813)	(1,078)
Net PP&E		$2,692	$3,553

Depreciation expense for the years ended December 31, 2010 and 2009 totaled $1.0 million and $0.8 million respectively and is recorded on a straight line basis. Included in 2010 depreciation expense was accelerated depreciation charges related to a write-off of $0.4 million in property, plant and equipment related to the decision to shut down the Canada facility.

NOTE 6– Goodwill and Intangible Assets

Impairment of Long-Lived Assets

ASC 360 requires that an entity test for the recoverability of long-lived assets if events or changes in circumstances indicate that the carrying value may not be recoverable. . As a result of a significant adverse change in the business climate, the Company concluded that a triggering event had occurred and the Company tested long-lived assets for impairment as of December 31, 2010, and concluded  that the carrying value of certain amortizable intangibles may not be recoverable.

The Company assessed the recoverability of the long-lived asset groups classified as held and used by comparing their undiscounted future cash flows to their individual carrying value.  The future undiscounted cash flows associated with certain acquired amortizable intangible assets were determined to be less than the carrying value of such assets.

The Company then determined the fair value of such amortizable intangible assets and recognized an impairment charge of $3.4 million and $2.2 million for the years ended December 31, 2010 and 2009, respectively.

Impairment of Indefinite Lived Intangibles and Goodwill

As part of our annual impairment analysis, it was determined that the carrying amount of certain of the Company’s indefinite lived intangible assets were impaired and a loss of $1.5 million and $2.0 million was recognized for the years ended December 31, 2010 and 2009, respectively.  The Company evaluated the remaining useful life of each of its indefinite lived intangible assets to determine whether events and circumstances continue to support an indefinite useful life and determined one of its indefinite lived tradenames to have a useful life of 5 years as of December 31, 2010.  This intangible asset will be amortized prospectively over its estimated remaining useful life of 5 years and accounted for in the same manner as other intangible assets that are subject to amortization.  This intangible asset was tested for impairment as a long-lived asset as of December 31, 2010.

In connection with its annual goodwill impairment testing for the year ended December 31, 2009, the Company determined there was an impairment of the carrying value of goodwill and recorded a non-cash goodwill impairment charge of $13.1 million.  The goodwill impairment is primarily due to reduced valuation multiples, which was reflected in our stock price at that time and market capitalization.

The impairment charge reflects the amount by which the carrying amount of goodwill exceeded the residual value remaining after ascribing fair values to the Company’s tangible and intangible assets. In performing the related valuation analysis the company used various valuation methodologies including probability weighted discounted cash flows, comparable transaction analysis, and market capitalization and comparable company multiple comparison to determine whether goodwill was impaired.

The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. As a result, the Company allocated the fair value of the single reporting unit to all of the assets and liabilities of the Company as if the reporting unit had been acquired in the business combination and fair value of the reporting unit was the price paid to acquire the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of the goodwill.

The changes in carrying amount of goodwill for the year ended December 31, 2009 is as follows:

Balance at January 1, 2009	$11,075

Estimate revision in connection with acquisition of Traffix, Inc	906
Estimate revision in connection with acquisition of Ringtone	115
Acquisition of ShopIt	1,052
Impairment	(13,148)

Balance at December 31, 2009	$-

During the first quarter of 2009, the Company revised its estimate of the fair market value of certain pre-acquisition contingencies and other merger related liabilities for its acquisitions of Traffix, Inc., and Ringtone.com. This resulted in an increase of the Company’s liabilities by approximately $906,000. In the second quarter of 2009 the Company increased its liabilities by a further $115,000 in relation to its acquisition of Ringtone.com. In the third quarter of 2009, as a result of the purchase of the assets of ShopIt.com, the Company recorded $1.1 million of goodwill and $1.8 million of identifiable intangible assets.

The carrying amount and accumulated amortization of intangible assets as of December 31, 2010 and 2009, respectively, are as follows:

	Weighted
	Average
	Useful Life	Gross Book	Accumulated		Net Book
	in Years	Value	Amortization	Impairment	Value

As of December 31, 2010

Indefinite Lived assets
Tradenames	Indefinite	$918	$-	$907	$11
Domain names	Indefinite	1,298	-	525	773
					$-
Amortized Intangible Assets					-
Acquired software technology	0.4	2,516	1,968	531	$17
Domain names	0.1	426	420	-	6
Tradenames	5	3,966	320	2,841	$805
Customer lists	0.1	582	570	12	-
Restrictive covenants	2.1	667	535	34	$98
Kazaa Marketing Services Agreement	10	1,373	-	-	1,373

Total		$11,746	$3,813	$4,850	$3,083

As of December 31, 2009

Indefinite Lived assets
Tradenames	Indefinite	$6,241	-	$1,916	$4,325
Domain names	Indefinite	1,370	-	72	1,298

Amortized Intangible Assets
Acquired software technology	3.6	3,136	1,589	620	927
Domain names	3	550	351	124	75
Licensing	2	580	580	-	-
Tradenames	9	1,320	281	761	278
Customer lists	2	1,618	1,377	87	154
Subscriber database	1	3,956	3,956	-	-
Restrictive covenants	5	1,228	471	561	196

Total		$19,999	$8,605	$4,141	$7,253

Amortization expense for the year ended December 31, 2010 and 2009 was $0.7 million and $2.9 million respectively. Expected annual amortization expense related to amortizable intangibles for fiscal year 2011, 2012, 2013, 2014, 2015 are $0.4 million, $0.3 million, $0.3 million, $0.3 million, $0.3 million and $0.7 million, respectively.

NOTE 7 -   Fair Value Measurement

The carrying amounts of cash equivalents, accounts receivable, accounts payable and accrued expenses are believed to approximate fair value due to the short-term maturity of these financial instruments.  The following tables present certain information for our assets and liabilities that are measured at fair value on a recurring basis at December 31, 2009 (Atrinsic holds no assets that are required to be measured at fair market value at December 31, 2010):

	Level I	Level 2	Level 3	Total

2009:
Liabilities:
Put options	$-	$267	$-	$267

At December 31, 2009, put option liabilities on our common stock issued in connection with the ShopIt acquisition are included in other current liabilities in our consolidated balance sheet.

In connection with the ShopIt acquisition, the company issued put options to debt holders. These options had certain exercise requirements and the Company received notices to exercise an aggregate of 48,120 shares underlying options with a strike price of $8.00.  The Company has negotiated with the holders of the put options to cancel the put options and in exchange, the Company is to pay the put option holders cash, over a six- to nine-month period. As of December 31, 2010 the Company had a payable of approximately $0.2 million relating to these agreements recorded in accounts payable on the Company’s consolidated balance sheet.

We also measure goodwill and intangible assets on a non-recurring basis, which is summarized as follows (in thousands):

	Quoted Prices in
	Active Markets	Significant	Significant
	for Identical	Unobservable	Unobservable	Total	Total
	Assets (Level 1)	Inputs (Level 2)	Inputs (Level 3)	Fair Value	Losses
2010:
Intangible Assets	$-	-	$3,083	$3,083	$4,850

2009:
Goodwill	$-	$-	$-	$-	$13,148
Intangible Assets	$-	$-	$7,253	$7,253	$4,141

Goodwill, with a carrying amount of $13.1 million was written down to its fair value of $0.0 million in 2009, resulting in an impairment charge of $13.1 million, which was included in earnings for the period.

In 2010, intangible assets with a carrying amount of $7.9 million were written down to their fair value of $3.0 million, resulting in an impairment charge of $4.9 million. In 2009, intangible assets, with a carrying amount of $11.4 million were written down to their fair value of $7.3 million, resulting in an impairment charge of $4.1 million. Impairment charges are included in statement of operations for the periods then ended.

NOTE 8 - Concentration of Business and Credit Risk

Financial instruments which potentially subject the Company to credit risk consist primarily of cash and cash equivalents and accounts receivable.

Atrinsic is currently utilizing several billing aggregators in order to provide content and billings to the end user. These billing aggregators act as a billing interface between Atrinsic and the mobile phone carriers that ultimately bill Atrinsic’s end user subscribers. These billing aggregators have not had long operating histories in the U.S. or operations with traditional business models. These companies face a greater business risk in the marketplace, due to a constant evolving business environment that stems from the infancy of the U.S. mobile content industry. In addition, the Company also has customers other than aggregators that represent significant amounts of revenues and accounts receivable.

The table below represents the company’s concentration of business and credit risk by customers and aggregators.

	For the Years Ended
	December 31,
	2010	2009

Revenues
Billing Aggregator A	18%	3%
Customer B	11%	0%
Customer C	6%	3%
Other Customers & Aggregators	65%	94%

	2010	2009

Accounts Receivable
Billing Aggregator A	38%	12%
Customer C	8%	6%
Billing Aggregator D	6%	9%
Other Customers & Aggregators	48%	73%

NOTE 9 - Stockholders' Equity

On December 2, 2010, the Company effected a 1-for-4 reverse stock split which reduced the number of shares of the Company’s common stock outstanding from approximately 20,915,881 to 5,228,970. The Company amended its articles of incorporation to reflect the reverse split, but maintained its authorized shares at 100,000,000 with a par value of $0.01.

On October 13, 2010, the Company issued 1,040,358 shares (on a post reverse stock split basis) to Brilliant Digital Entertainment, Inc. as consideration for entering into amendments of existing marketing and service agreements related to the Kazaa subscription-based digital music service.

In April, 2008, the Company’s Board of Directors authorized a stock repurchase program allowing it to purchase up to $10 million of its outstanding shares of common stock through May 31, 2009, depending on market conditions, share prices, and other factors. Repurchases could take place in the open market or in privately negotiated transactions and could be made under a Rule 10b5-1 plan.

The Company repurchased 208,098 of its common stock at an average price of $4.52 during the year ended December 31, 2009. Total cash consideration for the repurchased stock was $0.9 million which is presented as common stock, held in treasury in the accompanying Consolidated Balance Sheet. The share repurchase program expired in May 2009.

NOTE 10 – Provision (Benefit) for Income Taxes

The provision (benefit) for income taxes consists of the following components for the periods ended as follows:

	2010	2009
Current:
Federal	$461	$(3,361)
State	48	19
Foreign	(63)	331
Total Current	$446	$(3,011)

Deferred:
Federal	(1,185)	2,489
State	(327)	1,177
Foreign	(1)	(15)
Total Deferred	$(1,513)	$3,651

Total Income Tax (Benefit) Provision	$(1,067)	$640

Deferred tax assets and liabilities reflect the effect of tax losses, credits, and the future tax effect of temporary differences between consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases and are measured using enacted tax rates that apply to either future taxable income or deductible amounts in the years in which those temporary differences are expected to be recovered or settled.

The income tax effects of significant items comprising the Company's deferred income tax assets and liabilities are as follows:

	2010	2009
Deferred Tax Assets:
Allowance for Doubtful Accounts	$522	$1,759
Deferred Compensation	1,144	687
Accrued Expenses	485	1,649
Intangible Assets	6,207	5,642
Net Operating Loss Carryforward	10,730	1,567
Foreign Tax Credit	793	1,068
Capital Loss Carryforward	340	-
Unrealized Loss in Investment	101	-
AMT Credit	39	39
Kazaa Acquisition Cost	89	-
Total Deferred Tax Assets	20,450	12,411
Deferred tax asset valuation allowance	(19,277)	(11,091)
Deferred Tax Assets, Net of Valuation Allowance	$1,173	$1,320

Deferred Tax Liabilities:
Prepaid Expenses	$(334)	(270)
Fixed Assets	(351)	(714)
Intangible Assets	(416)	(1,946)
Equity Investment in Partnership	(143)	-
Total Deferred Tax Liabilities	$(1,244)	(2,930)

Net Deferred Tax (Liabilities) Assets	$(71)	$(1,610)

Under the provisions of Financial Accounting for Income Taxes, ASC 740, formerly Statement of Financial Accounting Standards 109 (“SFAS 109”), “Accounting for Income Taxes”, management is required to evaluate whether a valuation allowance should be established against its deferred tax assets based on the consideration of all available evidence using a "more likely than not" standard. Realization of deferred tax assets is dependent upon taxable income in prior carryback years, estimates of future taxable income, tax planning strategies, and reversals of existing taxable temporary differences. Based on negative evidence such as cumulative losses in recent years and losses expected in future years, management concluded that a full valuation allowance of $19.3 million and $11.1 million should be recorded as of December 31, 2010 and 2009, respectively. However, the Company recorded a deferred tax liability relating to intangibles which are not expected to reverse in the future and therefore cannot be offset against deferred tax assets.

As of December 31, 2010 the Company had $21.8 million of federal net operating loss carryforwards, $30.7 million of New York state loss carryforwards, $0.2 million of California state loss carryforwards and $0.8 million in foreign tax credits. The federal net operating loss will expire by 2029 and 2030, California by 2031 and New York by 2029 and 2030 if not utilized by then. The foreign tax credit will expire from 2015 to 2018.

The Company has $0.4 million and $4.4 million recorded as an income tax receivable on its consolidated balance sheet as of December 31, 2010 and 2009, respectively. In November 2009 Congress passed the Worker Homeownership & Business Assistance Act of 2009 which allows businesses to carryback operating losses for up to 5 years. As a result of this Act the Company carried back some of its 2009 taxable loss, resulting in a refund of $2.7 million, which was received in 2010. The Company is subject to audit as a result of this refund.  The $0.4 million is the net receivable for a tax loss carryback and other state and foreign taxes.

The total income tax provision (benefit) relating to continuing operations differed from income taxes at the statutory federal income tax rates of 35% for 2010 and 2009, respectively, as a result of the following items:

	For the Year Ended December 31,
	2010		2009

Computed expected income tax benefit at statutory rate	$(7,214)	-35.0%	$(10,101)	-35.0%
Permanent differences including goodwill impairment	38	0.2%	2,511	8.7%
State taxes, net of federal benefit	(1,938)	-9.4%	(1,612)	-5.6%
Foreign taxes	(33)	-0.2%	(677)	-2.3%
Valuation allowance	8,187	39.7%	11,090	38.4%
Tax contingency	445	2.2%	-	0.0%
Other, net	(552)	-2.7%	(571)	-2.0%

	$(1,067)	-5.2%	$640	2.2%

Uncertain Tax Positions

The Company recognizes interest and penalties related to uncertain tax positions as income tax expense.

The Company or its subsidiaries filed income tax returns in U.S. and Canada. In the normal course of business the Company’s open tax years of 2007 and forward are subject to examinations by the taxing authorities (except California is open for 2006 and forward). If any issues addressed in the Company’s tax audits are resolved in a manner not consistent with management’s expectations, the Company could be required to adjust its provision for income taxes. Although the timing or the resolution and/or closure of the audits is highly uncertain and may change within the next twelve months, the changes are not anticipated to be significant.

A year-over-year reconciliation of our liability for uncertain tax positions is as follows:

	2010	2009
Balance at beginning of the year	$75	$531
Additions based on tax positions in prior years	476	220
Reductions due to settlements and other	(64)	(676)

Balance at end of the year	$487	$75

NOTE 11– Earnings (Loss) Per Share

Basic earnings per share (“EPS”) is computed by dividing reported earnings by the weighted average number of shares of common stock outstanding for the period. Diluted EPS includes the effect, if any, of the potential issuance of additional shares of common stock as a result of the exercise or conversion of dilutive securities, using the treasury stock method. Potential dilutive securities for the Company include outstanding stock options and warrants.

The computational components of basic and diluted earnings per share are as follows:

	For the Year Ended
	December 31,
	2010	2009
EPS Denominator:
Basic weighted average shares	5,448,366	5,162,232
Effect of dilutive securities	-	-
Diluted weighted average shares	5,448,366	5,162,232

EPS Numerator (effect on net income):
Net loss attributable to Atrinsic, Inc.	$(19,727)	$(29,470)
Effect of dilutive securities	-	-
Diluted loss attributable to Atrinsic, Inc.	$(19,727)	$(29,470)

Net loss per common share:
Basic weighted average loss attributable to Atrinsic, Inc.	$(3.62)	$(5.71)
Effect of dilutive securities	-	-
Diluted weighted average loss attributable to Atrinsic, Inc.	$(3.62)	$(5.71)

Common stock underlying outstanding options and convertible securities were not included in the computation of diluted earnings per share for the years ended December 31, 2010 and 2009, because their inclusion would be anti dilutive when applied to the Company’s net loss per share.

Financial instruments, which may be exchanged for common stock are excluded in periods in which they are antidilutive. The following shares were excluded from the calculation of diluted earnings per share:

Anti Dilutive EPS Disclosure
	December 31,
	2010	2009

Options	546,200	469,311
Warrants	78,611	78,611
Restricted Shares	422	2,918
Restricted Stock Units	130,502	68,750

The per share exercise prices of the options excluded were $1.92 - $56.00 at December 31, 2010 and 2009. The per share exercise prices of the warrants excluded were $13.76 - $22.00 at December 31, 2010 and 2009.

See note 12 for further information about the options and warrants.

NOTE 12– Stock Based Compensation

2005 Plan

In 2005, New Motion Mobile, Inc., the Company’s wholly-owned subsidiary, established its 2005 Stock Incentive Plan, (the “2005 Plan”), for eligible employees and other directors and consultants. Under the 2005 Plan, officers, employees and non-employees may be granted options to purchase common stock at no less than 100% of the market price at the date the option is granted.   In February 2007, the Company completed an exchange transaction (“the Exchange”) pursuant to which New Motion Mobile became Atrinsic’s wholly-owned subsidiary.  In connection with the Exchange, the options granted under the 2005 Plan by New Motion Mobile were assumed by Atrinsic and, at the time of the Exchange, Atrinsic’s board of directors adopted a resolution not to grant any further equity awards under the 2005 Plan.

2007 Plan

On February 16, 2007, Atrinsic’s board of directors approved the 2007 Stock Incentive Plan (the “2007 Plan”) which made available for grant up to 350,000 shares of common stock. On March 15, 2007, Atrinsic received, by written consent of holders of a majority of all classes of its common and preferred stock and the consent of the holders of a majority of Atrinsic’s common stock and preferred stock voting together and as a single class, approval of the 2007 Plan. Under the 2007 Plan, officers, employees and non-employees may be granted options to purchase Atrinsic’s common stock at no less than 100% of the market price at the date the option is granted.

2009 Plan

On June 25, 2009, the Company adopted the Atrinsic, Inc. 2009 Stock Incentive Plan.  Under the plan, the Company is authorized to grant equity-based awards in the form of stock options, restricted common stock, restricted stock units, stock appreciation rights, and other stock based awards to employees (including executive officers), directors and consultants of the Company and its subsidiaries. The maximum number of shares available for grant under the plan is 687,500 shares of common stock.  The number of shares available for award under the plan is subject to adjustment for certain corporate changes and based on the types of awards provided, all in accordance with the provisions of the plan.

Option Valuation

To value awards granted, the Company uses the Black-Scholes option pricing model. The Company determines the assumptions in this pricing model at the grant date. For options granted or modified after January 1, 2006, since Atrinsic is minimally traded, the Company bases expected volatility on the historical volatility of a peer group of publicly traded entities. Atrinsic has limited history with its stock option grants, during which time there has been limited stock option exercise and forfeiture activity on which to base expected maturity. Management estimates that on average, options will be outstanding for approximately 5 to 6 years. Atrinsic bases the risk-free rate for the expected term of the option on the U.S. Treasury Constant Maturity rate as of the grant date. There were no options granted in 2009.

The fair value of each option award during the year ended December 31, 2010 was estimated on the date of grant using a Black-Scholes valuation model that used the assumptions noted in the following table:

2010

Strike Price	$1.96 - $3.64
Expected life	5 to 6 years
Risk free interest rate	1.18% - 2.36%
Volatility	58% - 62%
Fair market value per share	$0.66 - $2.05

Stock Options

Stock option activity under the 2005, 2007 and 2009 Plans was as follows:

		Weighted-	Estimated
		Average	Aggregate
	Number of	Exercise	Intrinsic
	Shares	Price	Value

Outstanding at January 1, 2009	477,547	$31.28	$81,527
Granted	-	$-
Exercised	-	$-
Forfeited or cancelled	(99,032)	$39.72
Outstanding at December 31, 2009	378,515	$29.12	$20,671
Vested or expected to vest at December 31, 2009	374,942	$29.16	$20,671
Exercisable at December 31, 2009	30,398	$1.92	$20,671

Outstanding at January 1, 2010	378,515	$29.12	$20,671
Granted	546,276	$3.12
Exercised	-
Forfeited or cancelled	(378,591)	$8.09
Outstanding at December 31, 2010	546,200	$17.69	$22,191
Vested or expected to vest at December 31, 2010	386,614	$23.66	$22,191
Exercisable at December 31, 2010	30,398	$1.92	$22,191

Grants Outside of Plans

In 2008, the Company issued options to purchase 125,000 shares of the Company’s common stock to executives of the Company. These options were issued outside of the Plan due to a limitation in the number of shares available under the Plan. As a result of the adoption of the Company’s one-time option exchange program on June 25, 2009, these shares were cancelled. The remaining options to purchase 90,796 shares of common stock are exercisable until October 5, 2010 as per the Company’s Separation and Mutual Release Agreement with Burton Katz. As of October 5, 2010, these options were forfeited.

Awards granted outside the Plan are valued in the same manner as options granted under the Plan, including the methods of deciding upon the assumptions used in the Black-Scholes valuation. The fair value of the option award outside the Plan was estimated on the date of grant using a Black Scholes valuation model that used the assumptions noted in the following table:

Stock option activity outside the Plan was as follows:

		Weighted-	Estimated
		Average	Aggregate
	Number of	Exercise	Intrinsic
	Shares	Price	Value

Outstanding at January 1, 2009	215,796	$22.96	-
Granted	-
Exercised	-
Forfeited or cancelled	(125,000)	$32.88
Outstanding at December 31, 2009	90,796	$9.36
Vested or expected to vest at December 31, 2009	90,796	$9.36	-
Exercisable at December 31, 2009	-		-

Outstanding at January 1, 2010	90,796	$9.36	-
Granted	-
Exercised	-
Forfeited or cancelled	(90,796)	$9.36
Outstanding at December 31, 2010	-		-
Vested or expected to vest at December 31, 2010	-		-
Exercisable at December 31, 2010	-

Summary Option Information

The following table summarizes information concerning currently outstanding and exercisable stock options as of December 31, 2010:

		Weighted	Weighted		Weighted	Weighted
Range of		Average	Average		Average	Average
Exercise	Options	Remaining	Exercise	Options	Remaining	Exercise
Prices	Outstanding	Life (years)	Price	Exercisable	Life (years)	Price

2005 Plan :
$1.92	30,398	5.2	$1.92	30,398	5.2	$1.92

2007 Plan :
$24.00	68,738	6.1	$24.00	-	-	$-
$56.00	6,250	6.7	$56.00	-	-	$-
Traffix Options converted to Atrinsic
$0 - $20.00	51,342	0.4	$15.60	-	-	$-
$20.00 - $40.00	90,157	3.6	$33.28	-	-	$-
$40.00 - $60.00	70,567	3.4	$43.41	-	-	$-

2009 Plan :
$0 - $20.00	228,748	9.5	$3.22	-	-	$-

Restricted Stock

The following table summarizes restricted stock activity for the years ended December 31, 2010 and 2009.

		Weighted Avg.
		Grant Date
	Number of	Fair Value
	Shares	Per Share

Outstanding at January 1, 2009	27,500	$33.32
Granted	9,588	$4.52
Exercised	(22,849)	$21.24
Forfeited or cancelled	(11,322)	$33.32
Outstanding at December 31, 2009	2,917	$33.32
Vested or expected to vest at December 31. 2009	-

Outstanding at January 1, 2010	2,917	$33.32
Increase due to reverse stock split	4	$-
Granted	-
Vested	(2,499)	$33.32
Expired	-
Outstanding at December 31, 2010	422	$33.32
Vested or expected to vest at December 31, 2010	-

Restricted Stock Units

In 2009, the Company adopted the Atrinsic, Inc. 2009 Stock Incentive Plan. Under this plan, 187,500 restricted stock units were granted to certain executives of the Company. With the resignation of Burton Katz, the Chief Executive Officer, and Andrew Zaref, the Chief Financial Officer, 118,750 of these restricted stock units were cancelled. The following table summarizes the activity for 2010 and 2009.

	Number of	Fair Value
	Shares	Per share
Outstanding at January 1, 2009	-
Granted	187,500	$1.12
Exercised	-
Forfeited or cancelled	(118,750)	$1.12
Outstanding at December 31, 2009	68,750	$1.12
Vested or expected to vest at December 31 2009	-
Exercisable at December 31, 2009	-

Outstanding at January 1, 2010	68,750	$1.12
Granted	89,666	$1.59
Vested	(24,162)	$1.86
Forfeited or cancelled	(3,752)	$0.82
Outstanding at December 31, 2010	130,502	$1.31
Vested or expected to vest at December 31 2010	-

At December 31, 2010, there was $0.7 million of total unrecognized compensation cost related to unvested stock options, restricted stock, and restricted stock units of the 2005, 2007, and 2009 Plan.  That cost is expected to be recognized over a weighted average period of one year.

Total non-cash equity based compensation expense included in the consolidated Statement of Operations for the years ended December 31, 2010 and 2009 was $1.1 million and $0.9 million, respectively, as follows:

	2010	2009

Product and distribution	$54	$111
Selling and marketing	43	-
General and administrative and other operating	1,016	746

	$1,113	$857

For the year ended December 31, 2010 and 2009 compensation expense relating to options was recorded net of a forfeiture rate of approximately 33% and 51% respectively. No stock-based compensation costs were capitalized as part of the cost of an asset for any of the periods presented. Additionally the tax benefit from the tax deduction related to share-based compensation that is in excess of recognized compensation costs is reported as a financing cash flow rather than an operating cash flow.

Warrants

The Company has not had any warrant activity since 2008.  The following table summarizes information concerning currently outstanding and exercisable common stock warrants as of December 31, 2010 adjusted for the Company’s 1 for 4 reverse stock split in December 2010:

		Weighted	Weighted
Range of		Average	Average
Exercise	Warrants	Remaining	Exercise	Warrants	Fair
Prices	Outstanding	Life (years)	Price	Exercisable	Value

$13.76	5,884	1.1	$13.76	5,884	$9.68
$22.00	72,727	1.2	$22.00	72,727	$17.24

NOTE 13 - Commitments and Contingencies

On March 10, 2010, Atrinsic received final approval of its settlement of the Class Action in the case known as Allen v. Atrinsic, Inc. f/k/a New Motion, Inc., formerly pending in Los Angeles County Superior Court.  This national settlement covers all of the Company’s mobile products, web sites and advertising practices through the date the Final Judgment was entered.  All costs of the settlement and defense were accrued for in 2008; therefore this settlement did not impact the Company’s results of operations in 2009 or 2010.  In addition to administrative costs and refunds, during the second quarter of 2010 the Company paid the $1.0 million settlement for the Class Action.

Because the terms of the settlement applied nationally, all other consumer class action cases pending against the Company were dismissed without payment of any monies.

On November 1, 2010, the Company received notice of final award from an arbitration panel relating to a Statement of Claim in an arbitration action against a past aggregator for amounts the Company believes were outstanding under a past aggregation agreement, plus fees and other costs.  As a result of this award, the Company recorded a gain on legal settlement which is included in the $1.7 million in Other income in the Statement of Operations of approximately $1.1 million in the third and fourth quarters of 2010.  The terms of the award are confidential.

In November, 2009, the Company reached a settlement regarding a suit it had filed earlier that year against Mobile Messenger Americas, Inc. and Mobile Messenger Americas Pty, Ltd. (collectively Mobile Messenger) to recover monies owed to the Company in connection with transaction activity incurred in the ordinary and normal course of business.  The complaint also sought declaratory relief concerning demands made by Mobile Messenger for indemnification for amounts paid by Mobile Messenger in late 2008 in settlement of a class action lawsuit in Florida, Grey v. Mobile Messenger, et al. (the “Florida Class Action”).  Mobile Messenger brought upon the Company a cross complaint, seeking injunctive relief, indemnification for the settlement of the Florida Class Action and other matters.  The terms of the settlement are confidential, but in general resulted in a complete dismissal of the entire action, including the cross-complaint, with prejudice.  Pursuant to the settlement agreement, independent auditors conducted an accounting of payments made to the Company by Mobile Messenger.  In August, 2010, the independent auditors issued their report detailing their findings which Mobile Messenger disputed, and as dictated by the terms of the settlement agreement, the parties have engaged in arbitration. We expect this matter to be finalized in the second quarter of 2011.  Any payments arising out of the settlement are not expected to have a material impact on the Company’s financial condition or results from operations, beyond what it has already expensed and accrued for in 2009.

In the ordinary course of business, the Company is involved in various disputes, which are routine and incidental to the business and the industry in which it operates. The results of such disputes are not expected to have a significant adverse effect on the Company’s financial position or results of operations. Of the approximately $5.2 million in total accrued expenses as of December 31, 2010, $0.3 million is associated with the legal contingencies disclosed above.

Lease and Employment Commitments

The following table shows the Company’s future commitments for future minimum lease payments required under operating leases for office space and equipment that have remaining non-cancellable lease terms in excess of one year and future commitments under employment agreements, as of December 31, 2010:

		Less than	1-3	4-5	More than
	Total	1 year	years	years	5 years

Operating leases	$7,287	$861	$1,822	$2,004	$2,600
Employment agreements	973	535	438	-	-

	$8,260	$1,396	$2,260	$2,004	$2,600

Subsequent to December 31, 2010, the Company entered into a surrender of lease agreement with its tenant for the former Traffix office located in Pearl River, New York.  In consideration for the lease termination, the Company agreed to pay the landlord a cancellation fee of $0.2 million in the form of a note payable. The termination of this resulted in a reduction of 2011 operating lease payments of $0.3 million.  The table above does not reflect any obligation relating to this lease.

Rent expense for all operating leases in 2010 and 2009 was $0.9 million and $1.3 million, respectively.

NOTE 14 - Employee Benefit Plan

The Company’s employee benefit plan covers all eligible employees and includes a savings plan under Section 401(k) of the Internal Revenue Code. The savings plan allows participants to make pretax contributions up to 90% of their earnings, with the Company contributing an additional 35% of up to six percent of an employee’s compensation. During the years ended December 31, 2010 and 2009, the Company contributed approximately $70,000 and $78,000 to the plan.

NOTE 15 – Geographic Data

Geographic information about the Company’s long-lived assets is presented below. Revenues were exclusively generated in the United States.

	Years Ended December 31,

(In thousands)	2010	2009

Canada	$758	$1,238
United States	5,017	9,568

	$5,775	$10,806

NOTE 16 – Recent Accounting Pronouncements

Adopted in 2010

In September 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (“SFAS No. 167”) which has been superseded by the FASB Codification and included in ASC 810 to require an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity. This analysis identifies the primary beneficiary of a variable interest entity as one with the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and the obligation to absorb losses of the entity that could potentially be significant to the variable interest. These revisions to ASC 810 are effective as of January 1, 2010 and the adoption of these revisions to ASC 810 had no impact on our results of operations or financial position.

Not Yet Adopted

In October 2009, FASB approved for issuance Emerging Issues Task Force (EITF) issue 08-01, Revenue Arrangements with Multiple Deliverables which has been superseded by the FASB codification and included in ASC 605-25. This statement provides principles for allocation of consideration among its multiple-elements, allowing more flexibility in identifying and accounting for separate deliverables under an arrangement. The EITF introduces an estimated selling price method for valuing the elements of a bundled arrangement if vendor-specific objective evidence or third-party evidence of selling price is not available, and significantly expands related disclosure requirements. This standard is effective on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after September 15, 2010. Alternatively, adoption may be on a retrospective basis, and early application is permitted. The Company does not expect the impact of adopting this pronouncement to be material.

In December 2010, the FASB issued ASU 2010-28, Intangibles - Goodwill and Other (Topic 350): When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts (“ASU 2010-28”). Upon adoption of ASU 2010-28, an entity with reporting units that have carrying amounts that are zero or negative is required to assess the likelihood of the reporting units’ goodwill impairment. ASU 2010-28 is effective January 1, 2011 and we do not believe that the adoption of ASU 2010-28 will have a significant impact on our results of operations or financial position.

NOTE 17 – Business Segments

For 2009 and 2010 the Company operated as a single segment. Beginning the first quarter of 2011, the Company began segmenting operating results into two segments: Consumer Subscription Services and Transactional Services. This change was precipitated by the fact that effective January 1, 2011, the Company’s Chief Operating Decision Makers (“CODM”) initiated system reporting changes to allow for review in assessing performance and allocating resources in a manner based upon the operations of these separate segments.   This change in approach was caused by an evolving business model, and culminated in the restructuring of the Company that was completed in the first quarter of 2011.  During this restructuring, the Company closed its unprofitable lead generation business.  As a result of this, beginning in 2011, the Company purchases media separately for each business segment and no longer looks at this purchase as a fungible transaction between the segments.

The Company’s CODM reviews the revenue (as it had in previous periods), operating expenses and operating income (loss) information for each of the reportable segments.

The Subscription Services segment derives revenue from monthly subscription services consisting of music content and other services. The Transactional Services segment derives revenue from the development and management of search engine marketing campaigns for third party advertising clients.

Segment operating income (loss) includes allocations of “Cost of Media-3rd Party,” as well as allocations of “Product and distribution,” and “Selling and marketing.”  There are no internal revenue transactions between the Company’s reporting segments and the Company does not identify or allocate its assets by reportable segment since assets are not a measure used by our CODM function.

The Company does not allocate Administrative Overhead expenditures such as rent, insurance, technology costs and compensation for certain corporate employees such as finance, human resources, information technology and executive staff members.  These are analyzed by the Company’s CODM separate from the Subscription Service and Transactional Service operating segments.

In 2009 and 2010, we did not operate our business in separate operating segments.  Other than net revenue, cost of media – 3rd party and content costs, it is not practicable to retroactively segregate 2009 costs between the subscription and transactional segments.

The Company’s accounting policies are discussed in more detail in the Company’s Annual Report on Form 10-K, under the heading, Note 2 – Summary of Significant Accounting Policies.

Segment information for the twelve months ended December 31, 2010 is as follows:

(in thousands)	Subscriptions	Transactional Services	Administrative Overhead	Consolidated
2010
Revenues	$19,021	$21,005	$-	$40,026
Depreciation & Amortization	-	-	1,644	1,644
Impairment of Goodwill and Intangible Assets	392	4,458	-	4,850

Operating Income (Loss)	(3,844)	(3,632)	(14,819)	(22,296)

2009
Revenues	$22,254	$46,835	$-	$69,089
Depreciation & Amortization	-	-	3,698	3,698
Impairment of Goodwill and Intangible Assets	74	17,215	-	17,289

Operating Income (Loss)	N/A	N/A	N/A	(28,862)

NOTE 18 – Subsequent Events

We have evaluated events subsequent to the balance sheet date for the year ended December 31, 2010 and there has not been any material events that have occurred that would require adjustments to or disclosure in our consolidated financial statements.

NOTE 19 – Valuation and Qualifying Accounts

The following table provides information regarding the Company’s allowance for doubtful accounts and deferred tax valuation allowance.

			Write-offs/
Description	Balance	Charged to	Payments/	Balance
(In thousands)	January 1,	Expenses	Other	December 31,
2010
Allowance for doubtful accounts	$4,295	(233)	(2,894)	$1,168
Deferred tax assets — valuation allowance	$11,090	8,187		$19,277
2009
Allowance for doubtful accounts	$2,938	1,991	(634)	$4,295
Deferred tax assets — valuation allowance	$-	11,090	-	$11,090

In 2010, the Company settled lawsuits with some of its customers leading to settlements of $1.9 million for Motricity and $0.2 million for Mobile Messenger (see note 13).  The company also assigned $0.8 million of its receivable for 1-800 Mattress to a third party.

Supplemental Financial Information (Unaudited)

The following table presents unaudited quarterly results of operations for 2010 and 2009. These quarterly results reflect all normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results.

	UNAUDITED
	March 31,	June 30,	September 30,	December 31,
	2010	2010	2010	2010
Total revenues	$12,200	$10,813	$9,177	$7,836
Net (loss) Income before income taxes	(3,261)	(4,433)	(3,588)	(9,329)
Provision (benefit) for taxes	64	109	35	(1,275)
Net (loss) income	(3,325)	(4,542)	(3,623)	(8,054)
Equity in loss of Investee	110	(50)	13	110
Net (loss) income attributable to Atrinsic,Inc.	$(3,435)	$(4,492)	$(3,636)	$(8,164)
Earnings (loss) income per share:
Basic	$(0.66)	$(0.86)	$(0.70)	$(1.33)
Diluted	$(0.66)	$(0.86)	$(0.70)	$(1.33)
Weighted average number of common shares:
Basic	5,211,031	5,217,303	5,216,274	6,141,182
Diluted	5,211,031	5,217,303	5,216,274	6,141,182

	UNAUDITED
	March 31,	June 30,	September 30,	December 31,
	2009	2009	2009	2009
Total revenues	$23,548	$17,008	$14,873	$13,660
Net loss before income taxes	(1,790)	(2,865)	(5,061)	(19,146)
Provision (benefit) for taxes	(670)	(930)	(2,736)	4,976
Net loss	(1,120)	(1,935)	(2,325)	(24,122)
Equity in loss (income) of Investee	85	(33)	62	(173)
Net (loss) Income attibutable to non-controlling interest	(18)	46	-	-
Net (loss) income attributable to Atrinsic,Inc.	$(1,187)	$(1,948)	$(2,386)	$(23,949)
Net loss per share:
Basic	$(0.23)	$(0.38)	$(0.46)	$(4.60)
Diluted	$(0.23)	$(0.38)	$(0.46)	$(4.60)
Weighted average number of common shares:
Basic	5,197,736	5,073,717	5,158,640	5,210,333
Diluted	5,197,736	5,073,717	5,158,640	5,210,333